UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2019

PUBLIC STORAGE

(Exact name of registrant as specified in its charter)

Maryland	001-33519	95-3551121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

701 Western Avenue, Glendale, California		91201-2349
(Address of principal executive offices)		(Zip Code)

(818) 244-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On April 19, 2019, Public Storage (the “Company”) entered into a five year Second Amended and Restated Credit Agreement (the “Credit Agreement”) with the financial institutions party to the Credit Agreement and their permitted assignees, and each of Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Administrative Agent and Bank of America, N.A., as Syndication Agent. The Credit Agreement provides the Company with a $500 million unsecured revolving credit facility (the “Credit Facility”) that matures on April 19, 2024 and replaces in its entirety the revolving credit facility provided for under the Company’s Amended and Restated Credit Agreement dated March 21, 2012 (the “2012 Credit Agreement”). No subsidiaries of the Company are required to guarantee the Company’s obligations under the Credit Agreement.

Under the terms of the Credit Agreement, the Company has the ability to borrow up to $500 million, with an option to increase commitments under the Credit Facility or incur one or more term loans at any time in an aggregate amount of up to an additional $300 million, subject to obtaining additional commitments from lenders and the satisfaction of certain customary conditions. The Credit Facility includes borrowing capacity for letters of credit and for borrowings on same-day notice.

Loans under the Credit Agreement bear interest at variable interest rates. Interest rates may be established based on (i) at the Company’s election and subject to one or more lender’s agreeing, an absolute rate determined by competitive bid process, or (ii) at the Company’s election, LIBOR plus an applicable margin or a base rate plus an applicable margin, in each case, such applicable margin determined on the basis of the ratio from time to time of the Company’s total consolidated indebtedness to the Company’s consolidated gross asset value, as determined in accordance with the Credit Agreement.

The Credit Agreement requires that the Company comply on a quarterly basis with certain financial covenants, including a maximum consolidated total leverage ratio test, a maximum consolidated secured leverage ratio test, a maximum consolidated unsecured indebtedness to consolidated unencumbered asset value ratio test and a minimum consolidated interest coverage ratio test. The Credit Agreement also contains customary representations and financial and other affirmative and negative covenants. Such covenants include furnishing the lenders periodic financial information about the Company and copies of reports filed with the Securities and Exchange Commission; paying and discharging material obligations and liabilities; maintenance of corporate existence and REIT status; and limitations on the ability to consolidate, merge or sell, lease or otherwise transfer all or substantially all assets.

The Credit Agreement also contains customary events of default (subject to certain grace periods), including nonpayment of principal, interest, fees or other amounts when due; material inaccuracies of representations or warranties; defaults in payments of other material indebtedness, the occurrence of certain bankruptcy events; material judgments; certain ERISA events; and certain changes of control. Upon the occurrence of an event of default, any outstanding loans may be accelerated and/or the revolving commitments of the lenders may be terminated, except that upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement will automatically become immediately due and payable, and the revolving commitments of the lenders will automatically terminate.

Borrowings under the Credit Agreement may be used, among other things, for property development costs, capital expenditures, repayment of indebtedness, general working capital needs and other general corporate purposes, including payment of dividends, acquisitions, and repurchases and redemptions of securities otherwise permitted under the Credit Agreement. As of April 19, 2019, the Company had no outstanding borrowings under the Credit Agreement.

In the ordinary course of their respective businesses, many of the lenders or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, advisory, lending and/or commercial banking or other financial services for the Company and its subsidiaries for which they received, or may receive, customary fees and reimbursement of expenses.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth under Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Entry Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Second Amended and Restated Credit Agreement, dated as of April 19, 2019, by and among the Company, the financial institutions party thereto and their permitted assigns, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, Wells Fargo Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUBLIC STORAGE

	By:	/s/ Lily Y. Hughes
Date: April 19, 2019		Lily Y. Hughes Senior Vice President, Chief Legal Officer & Corporate Secretary